Exhibit (d)(2)

December 12, 2021

CONFIDENTIAL

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

Ladies and Gentlemen:

In connection with discussions between Stryker Corporation (“you”) and Vocera Communications, Inc. (the “Company” and collectively with you, the “parties”) of a possible negotiated strategic transaction (a “Transaction”), the Company and its Representatives may furnish to you certain information that is proprietary, non-public and/or confidential concerning the Company, its subsidiaries and/or its business, including Confidential Information (as defined below in Section 1).

1.    In connection with the Company or its Representatives furnishing such information to you, the Company requires that you agree to treat, and direct your Representatives (as defined below in this Section 1) to treat, confidentially any information, data, forecasts, financial or business plans and affairs, projections, products and product development plans, marketing plans, information regarding customers, clients, employees, contracts and contract terms, inventions, processes, intellectual property or know-how (whether prepared by a party, its affiliates, subsidiaries, agents, advisors or otherwise, and whether oral, written or electronic) that the Company or any of its Representatives may hereafter furnish to you or your Representatives, or is otherwise received by you or your Representatives from the Company or its Representatives through due diligence investigation or discussions with employees or other Representatives of the Company, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained, whether prepared by the Company or you or their respective Representatives or others, to the extent that they contain or reflect, or are generated from, such information (being collectively referred to herein as “Confidential Information”), and to take or abstain from taking certain other actions set forth herein. As used herein, the term “Representative” means, when used with respect to any party, such party’s subsidiaries and its and its subsidiaries’ respective directors, officers, employees, consultants, attorneys, agents, counsel, advisors and other representatives; provided that the term “Representative” with respect to you shall not include (a) any potential co-investors, equity partners or participants in a Transaction, or any other equity financing sources (including any of your investors, equity holders or limited partners), in each case without the Company’s prior written consent (and, upon such consent, shall be so included) or (b) any potential debt financing sources without the Company’s prior written consent (and, upon such consent (such consent not to be unreasonably withheld, conditioned or delayed), shall be so included).

2.    The term “Confidential Information” does not include information that (a) is already in the possession of or known to you or your Representatives prior to the time of disclosure

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by or on behalf of the Company; provided that the source of such information was not known by you, after reasonable inquiry, to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Company or its Representatives with respect to such information, (b) is or becomes publicly available other than as a result of a breach of the terms hereof by you or your Representatives, (c) is received by you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source is not known by you, after reasonable inquiry, to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Company or its Representatives with respect to such information, or (d) is independently discovered, invented or developed by you or your Representatives without reference to, reliance on or use of any Confidential Information (for which you shall have the burden of proof to demonstrate the absence of such reference, reliance or use).

3.    Subject to Section 5 hereto, you hereby agree that Confidential Information will be used by you and your Representatives solely for the purpose of evaluating, formulating, pursuing, negotiating, implementing, financing or consummating a possible Transaction and for no other purpose, and will be kept confidential by you and your Representatives and will not be disclosed to any other person; provided that any of such information may be disclosed to your Representatives who need to know such information solely for the purpose of evaluating, formulating, pursuing, negotiating, implementing, financing or consummating any such possible Transaction and who have been advised of this letter agreement and the confidential nature of the Confidential Information and Transaction Information (as defined below in Section 7) and have been directed to comply with the terms hereof (other than Sections 11 and 12) to the same extent as if it were a party hereto. Any action by a Representative of any party that would constitute a breach of this letter agreement if taken by such party shall be deemed to constitute a breach of this letter agreement by such party. Furthermore, each party hereby agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives from disclosure or use of Confidential Information in breach of the terms hereof. Confidential Information shall remain the property of the Company or its subsidiaries, and disclosure to you shall not confer on you any rights (including any intellectual property rights) with respect to such Confidential Information, other than rights specifically set forth in this letter agreement. You agree that you will take reasonable measures to protect the confidentiality of and avoid disclosure of Confidential Information in order to prevent it from falling into the public domain or the possession of any person or entity other than those persons or entities authorized hereunder to have any such information, which measures shall include the same degree of care that you utilize to protect your own Confidential Information of a similar nature. You also agree to notify the Company in writing promptly of any unauthorized disclosure, misuse or misappropriation of the Confidential Information that comes to your attention.

4.    You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed or, to your knowledge, become aware of the matters that are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

5.    In the event that you or any of your Representatives receives a request, or is legally required, to disclose all or any part of the Confidential Information (or to make any disclosure of information, including Transaction Information, otherwise prohibited by this letter agreement) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction or under any applicable law, regulation, governmental proceeding or stock

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December 12, 2021

exchange rule, you agree to (a) except to the extent prohibited by applicable law, promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement so that the Company may, at its expense, seek an appropriate protective order or other remedy and/or waive your compliance with the applicable provisions of this letter agreement (and, if the Company seeks such an order or other remedy, you agree to provide such cooperation as the Company may reasonably request at its expense) and (b) if disclosure of such information is legally requested or required based on the advice of your legal counsel, notify the Company in writing of such information to be disclosed as far in advance of its disclosure as practicable, exercise commercially reasonable efforts, at the Company’s expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information that the Company so designates and then disclose only that portion of such Confidential Information that your counsel advises is legally required to be disclosed. In any event, you agree that you will not oppose any action by the Company or its subsidiaries to obtain an appropriate protective order or other remedy with respect to such information.

6.    Without the prior written consent of the Company, you will not, and will direct your Representatives not to, enter into any exclusivity, lock-up or similar agreement, arrangement or understanding with any debt or equity financing source that limits, restricts or otherwise impairs in any manner, directly or indirectly, such person from making a proposal for, or engaging in discussions, conducting due diligence or entering into an agreement with respect to, any potential transaction between such person and the Company or any of its subsidiaries or such financing source from providing equity or debt financing in connection with a potential transaction involving the Company or any of its Subsidiaries. You represent and warrant that, except as disclosed to the Company or its legal advisors prior to your execution of this letter agreement, neither you nor any Representative of yours have, prior to your execution of this letter agreement, taken any of the actions referred to in this Section 6, subject to obtaining the Company’s prior written consent with respect to including any potential equity or debt financing source as your Representative as provided in Section 1; provided that nothing shall prohibit or restrict you from entering into customary “tree” arrangements with such financing institutions by which a deal team at each institution works on obtaining or providing potential debt financing for you for the Transaction (and is not permitted to work on obtaining or providing potential debt financing for any other bidder pursuing the Transaction, but other deal teams at such institution may do so).

7.    Subject to Section 5 hereto, each of the parties hereto agrees that it will not, and will direct its Representatives not to, disclose to any person (other than to its Representatives who it determines need to know such information solely for the purpose of evaluating, formulating, pursuing, negotiating, implementing, financing or consummating a possible Transaction and who have been advised of this letter agreement and the confidential nature of the Confidential Information and Transaction Information (as defined below) and have been directed to comply with the terms hereof (other than Sections 11 and 12) to the same extent as if it were a party hereto): (a) the fact that investigations, discussions or negotiations between the parties hereto or their Representatives are taking place or have taken place concerning a possible Transaction, (b) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or the other party’s consideration of a possible Transaction, or (in your case) any opinion or view with respect to the Confidential Information, (c) that the parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other party or (d) that this letter agreement exists or that Confidential Information has been requested or made available to you or your Representatives (clauses (a) through (d) collectively, “Transaction Information”).

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8.    This letter agreement does not constitute or create any obligation of the Company to provide any information to you. The Company may at any time in its sole discretion decline to provide you with any Confidential Information, deny your access to any electronic data room or terminate further discussions with you regarding a Transaction. You understand that neither the Company nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of any Confidential Information, and agree that neither the Company nor its Representatives shall have any liability to you or your Representatives or stockholders on any basis (including in contract, tort, under federal or state securities laws or otherwise), and neither you nor your Representatives will make any claims whatsoever against such other persons, with respect to or arising out of the review of or use or content of any Confidential Information or any errors therein or omissions therefrom; or any action taken or any inaction occurring in reliance on any Confidential Information, in each case, except as may be expressly provided in any definitive agreement with respect to any Transaction. You and your Representatives agree that this letter agreement does not grant you any claim to title or ownership to the Confidential Information, nor does this letter agreement grant you or your Representatives any licenses in respect of any Confidential Information. If Confidential Information that is software is provided in object code form, you will not, and will not permit your Representatives or any third party to, reverse engineer, decompile, or disassemble such object code or take any other steps to derive a source code equivalent thereof. You shall be liable for any losses or damages incurred by the Company or any of its subsidiaries as a result of a breach or violation by you or your Representatives of any export control laws or regulations that apply to any of the Confidential Information, with respect to any Confidential Information that the Company identifies to you in writing as being subject to export control laws or regulations.

9.    At the request of the Company, you and your Representatives shall promptly, at your election, either (a) return to the Company all written or electronic Confidential Information received from the Company or any of its Representatives then in your or your Representatives possession or (b) destroy all written or electronic Confidential Information then in your or your Representatives’ possession. In either event, you shall also destroy all written or electronic data developed or derived from Confidential Information, and shall cause your Representatives to do likewise. All return and/or destruction pursuant to this Section 9 by an authorized officer supervising such destruction (email to be sufficient) shall be certified in writing to the Company. In such event, all oral Confidential Information and Transaction Information shall remain subject to the terms of this letter agreement. Notwithstanding anything to the contrary in the foregoing, such obligation to return or destroy Confidential Information shall not cover information (1) to the extent required to be retained by a regulator, bank examiner or as required to comply with applicable law or regulation; (2) as required to comply with bona fide document retention policies or (3) for defending or maintaining any litigation relating to this letter agreement or the Confidential Information, and in no event shall you or any of your Representatives be required to return or destroy any Confidential Information that is automatically created or saved as a result of ordinary course computer system backup tapes, disks or other backup storage devices as long as such backed-up information is not used, disclosed, accessed or otherwise recovered from such backup devices; provided that such materials referenced in this sentence shall remain subject to the terms of this letter agreement applicable to Confidential Information.

10.    Neither you nor any of your Representatives will initiate or cause to be initiated any (a) communication concerning Confidential Information, (b) requests for meetings with management in connection with a possible Transaction (including, for the avoidance of doubt, any

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equity or employment agreements to be entered into in connection therewith) or (c) any other communication relating to a possible Transaction, in each case with any director, officer or employee of the Company or any of its subsidiaries other than (i) an executive officer or other senior executive of the Company who is aware of a possible Transaction or (ii) another person designated by the Company’s Board of Directors to receive such communications. Any requests for information, meetings or discussions relating to a possible Transaction should be directed solely to such officers or executives or a financial advisor or other party designated by the Company’s Board of Directors, unless otherwise specified in writing by the Company.

11.    You agree that, for a period of 12 months from the date of this letter agreement, neither you nor any of your controlled affiliates or subsidiaries will, directly or indirectly, without the prior written invitation of the Company’s Board of Directors:

(a)

acquire or agree, offer or propose to acquire, or cause to be acquired, ownership (including any voting right or beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any voting securities of the Company or any of its subsidiaries or any option, forward contract, swap or other position with a value derived from such securities or conveying the right to acquire or vote such securities, or a material portion of the consolidated assets of the Company and its subsidiaries, or any rights or options to acquire any such assets (including from a third party);

(b)

make, or in any way participate in, any “solicitation” (as such terms is defined in Rule 14a-1 under the Exchange Act, including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act) to vote, or seek to advise or influence in any manner whatsoever any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries;

(c)	form, join, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any of its subsidiaries;

(d)

arrange, or in any way participate in, any financing for the purchase by a third party of (i) any voting securities or securities convertible or exchangeable into or exercisable for any voting securities of the Company or any of its subsidiaries or (ii) a material portion of the consolidated assets of the Company and its subsidiaries;

(e)

propose to the Company or any of its stockholders any merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other similar transaction with or involving the Company or any of its subsidiaries or otherwise act, whether alone or with others, to seek to control, change or influence the management, Board of Directors or policies of the Company, publicly comment on any of the foregoing, or nominate any person as a director of the Company, or propose any matter to be voted upon by the stockholders of the Company;

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(f)

solicit, negotiate with, or provide any information to, any person (other than your Representatives as provided herein) with respect to a merger, business combination, tender or exchange offer, restructuring, recapitalization, liquidation of or other similar transaction with or involving the Company or any of its subsidiaries or any acquisition of voting securities of the Company or any of its subsidiaries or a material portion of the consolidated assets of the Company and its subsidiaries;

(g)	advise, assist or knowingly encourage any other person (other than your Representatives as provided herein) in connection with any of the foregoing;

(h)

enter into any discussions, negotiations, arrangements or understandings with any third party (other than your Representatives as provided herein) with respect to any of the foregoing, or publicly announce an intention to do so;

(i)	take any action that would reasonably be expected to require you or the Company to make a public announcement regarding any of the types of matters set forth in this Section 11; or

(j)	publicly disclose any intention, plan or arrangement inconsistent with the foregoing.

Notwithstanding anything to the contrary in this letter agreement, nothing shall prevent a private communication with the Company’s Board of Directors or Chief Executive Officer so long as such private communication would not reasonably be expected to require a public disclosure under applicable law or the listing requirements of the primary securities exchange on which the Company’s securities are listed; provided that the contents, subject and existence of any such communications shall constitute Transaction Information hereunder. Notwithstanding anything to the contrary in this letter agreement, this Section 11 will be of no further force and effect in the event that (i) the Company shall have entered into a definitive agreement with a third party for (A) a transaction or series of transactions providing directly or indirectly for the issuance, sale or other transfer of more than 50% of the outstanding voting securities of the Company or 50% or more of the consolidated assets of the Company and its subsidiaries or (B) a merger or other business combination in which the stockholders of the Company immediately prior to such transaction own less than 50% of the voting securities of the Company (or the resulting entity of such transaction or its parent company) immediately following such transaction or (ii) a tender offer or exchange offer by a third party seeking to acquire more than 50% of the outstanding voting securities of the Company is commenced and the Company Board of Directors has not, within ten business days following such commencement, publicly recommended that the stockholders of the Company reject such tender offer or exchange offer or thereafter withdraws the recommendation that its stockholders reject such tender or exchange offer. In the event that the limitations in this Section 11 expire or terminate, notwithstanding anything to the contrary in this letter agreement, no other restrictions or provisions of this letter agreement shall prevent you (a) from using the Confidential Information to evaluate, formulate, pursue, negotiate, implement, finance or consummate (publicly or otherwise) a business combination transaction involving the Company, its securities or assets, (b) from publicly disclosing the history of negotiations between the parties or the Confidential Information to the extent you determine is reasonably necessary to comply with applicable laws or

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December 12, 2021

regulations (including applicable federal securities law disclosure obligations) in connection with any such transaction or (c) from otherwise evaluating, formulating, pursuing, negotiating, implementing, financing or consummating (publicly or otherwise) any such transaction.

12.    You agree that, for a period of 12 months from the date of this letter agreement, neither you nor your controlled affiliates will, directly or indirectly, solicit for employment any employee or full-time independent contractor of the Company or any of its subsidiaries with whom you came into contact, or whose identity you learned of, during the discussions or consideration process contemplated by this letter agreement (it being understood that specific employee or independent contractor information will only be provided to you or your Representatives upon a your specific written request; provided that the Company may provide an anonymized list in connection with your review of a possible Transaction)), or otherwise solicit, induce or encourage any such person to discontinue or refrain from entering into any employment or independent contractor relationship (contractual or otherwise) with the Company or any of its subsidiaries; provided that this sentence shall not prohibit (a) general advertising or other general solicitation through newspaper advertisements or Internet posting services not targeted at the employees of the Company or its subsidiaries, (b) any broad based recruitment efforts conducted by a recruitment agency not directed by you or your affiliates at the Company or any of its subsidiaries or (c) any solicitation of any person who responds to an action permitted by (a) or (b) or otherwise initiates contact with you or your affiliates.

13.    You acknowledge that the Company and its subsidiaries may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of certain Confidential Information. The Company and its subsidiaries are not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, you will not claim or contend, in proceedings involving either party, that the Company or any of its subsidiaries waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement.

14.    Each party acknowledges and agrees that the other party may be irreparably injured by a breach of this letter agreement by such party or its Representatives and that money damages are an inadequate remedy for an actual or threatened breach of this letter agreement in the event that this letter agreement is breached. Therefore, each party agrees to the granting of specific performance of this letter agreement and injunctive or other equitable relief in favor of the non-breaching party as a remedy for any such breach, without proof of actual damages, and further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this letter agreement, but shall be in addition to all other remedies available at law or equity to the other party. In the event of an order by a court of competent jurisdiction relating to a breach of this letter agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party incurred in connection with any litigation relating to such breach.

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December 12, 2021

15.    No failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

16.    No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Accordingly, each party agrees that unless and until any definitive agreement with respect to a Transaction has been executed and delivered by the parties, neither of the parties nor any of their affiliates or subsidiaries will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this letter agreement and as may be set forth in such any such definitive agreement. Each party hereto further acknowledges and agrees that (a) the other party shall have no obligation to authorize or pursue with it any Transaction, (b) it understands that the other party has not, as of the date hereof, authorized or made any decision to pursue any such Transaction and (c) the Company reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions, negotiations and access to Confidential Information, in each case at any time. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent, this letter agreement or any non-disclosure or other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof.

17.    This letter agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided that neither party hereto may assign this letter agreement or any of its rights or obligations hereunder without the prior written consent of the other party (and any such attempted assignment without consent shall be void); provided, further, that this letter agreement shall insure to the benefit of any acquirer of the Company without your written consent. This letter agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties hereto or their respective affiliates, relating to the subject matter hereof. No waiver of the terms and conditions hereof will be binding unless approved in writing by the party against whom such waiver is sought to be enforced. No amendment of this letter agreement will be binding unless approved in writing by both parties hereto.

18.    If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

19.    This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed solely within the State of Delaware, without regard to any principles of conflicts of law that would refer a matter to another jurisdiction. EACH PARTY HERETO ALSO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE, AND RELATED APPELLATE COURTS, AND OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE, for any actions, suits or proceedings arising out of, or relating to, this letter agreement or the transactions contemplated hereby, and each party agrees not

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to commence any action, suits or proceeding relating thereto except in such courts. Each party hereto further agrees that service of any process, summons, notices or documents by U.S. registered mail, postage prepaid, to its address set forth in this letter agreement shall be effective service for process for any action, suit or proceeding brought against such party in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware. Each party hereto hereby further irrevocably and unconditionally waives any right to trial by jury and waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20.    For purposes of this letter agreement, (a) the term “person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity, (b) the term “affiliate” means, when used with respect to any party, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such party, (c) the term “subsidiary” means, when used with respect to any party, (i) a person that is directly or indirectly controlled by such party, (ii) a person of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person, the total combined equity interests of such person or the capital or profit interests, in the case of a partnership or (iii) a person of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person and (d) the term “control” means, when used with respect to any specified person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement or otherwise .

21.    This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this letter agreement transmitted by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

22.    Except as otherwise explicitly stated above, your obligations under this letter agreement shall terminate three years after the date of this letter agreement, except such obligations under Sections 8, 9 and 13 through 19, which shall have no expiration period. The termination of this letter agreement shall not relieve you from your responsibilities in respect of any breach of this letter agreement prior to such termination.

23.    The Company understands that you, as the party receiving Confidential Information, may currently or in the future be developing information internally, or receiving information from others, that may be similar to the Confidential Information. Nothing in this letter agreement shall limit your research and/or development plans or programs provided that you do not use the Confidential Information belonging to the Company or its subsidiaries in violation of the terms of this letter agreement. Nothing in this letter agreement shall be construed as a representation or inference that you shall not develop products or services or have products or services developed or enter into any future agreements with third parties regarding products or services that compete with the products or services contemplated by the Confidential Information provided you do not violate the terms of this letter agreement.

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24.    Notwithstanding anything in this letter agreement to the contrary, each party to this letter agreement understands and agrees that neither the Company nor any of its Representatives will disclose any trade secret, know-how, unpublished patent application or other similar early stage intellectual property to you or your Representatives unless and until you and the Company mutually agree that the discussions between them have reached a stage where such disclosure is appropriate and a separate written confidentiality agreement or addendum to this letter agreement has been negotiated and executed.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours, Vocera Communications, Inc.

By:	/s/ Doug Carlen
Name:	Doug Carlen
Title:	VP and General Counsel

Accepted, Confirmed and Agreed: Stryker Corporation

By:	/s/ Chris Terry
Name:	Chris Terry
Title:	VP, Business Development and Customer Care